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                                                                    EXHIBIT 99.1

                          EVERGREEN RESOURCES ANNOUNCES
                        $100 MILLION PRIVATE OFFERING OF
                            SENIOR CONVERTIBLE NOTES

     DENVER, CO, December 10 - Evergreen Resources, Inc. (NYSE: EVG) announced today that it intends to offer, subject to market and other conditions, $100 million of Senior Convertible Notes due 2021 (plus an additional amount of up to $25 million at the option of the purchaser) in a private placement. The notes will be convertible into Evergreen's common stock at the option of the holder under certain circumstances, at a price to be determined. The offering is expected to close in December 2001.

     Evergreen intends to use the net proceeds of the anticipated offering to repay borrowings under its credit facility.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

     The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     Evergreen Resources, Inc. is an independent energy company engaged in the operation, development, production, exploration and acquisition of natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. Evergreen has also begun coal bed methane projects in the United Kingdom and Alaska. In addition, Evergreen is engaged in the exploration of natural gas prospects in Northern Ireland and the Republic of Ireland, and owns additional interests in other domestic and international areas. Evergreen Resources' common stock is traded on the New York Stock Exchange under the symbol "EVG."

Contact: John B. Kelso, Manager of Investor Relations of Evergreen Resources, Inc., 303-298-8100.